FIRST AMENDMENT TO
COOPERATION AND SUPPORT AGREEMENT
First Amendment to Cooperation and Support Agreement (this “Amendment”), dated as of August 28, 2020, by and between Valaris plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and Luminus Management, LLC, a limited liability company organized under the laws of Delaware, for itself and as investment manager for and on behalf of managed funds (together with its Affiliates, “Investor”) (each of the Company and Investor, a “Party”, and collectively, the “Parties”).
RECITALS
WHEREAS, the Parties entered into that certain Cooperation and Support Agreement (the “Original Agreement”) effective as of January 24, 2020;
WHEREAS, the Company and certain affiliates and subsidiaries entered into that certain Restructuring Support Agreement (the “RSA”) dated August 18, 2020, a form of joinder to which is attached to this Agreement as Exhibit A (the “RSA Joinder”);
WHEREAS, on August 19, 2020, the Company and certain affiliates and subsidiaries each filed a voluntary petition (collectively, the “Chapter 11 Cases”) under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”); and
WHEREAS, the Parties desire to amend the Original Agreement as provided herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree to amend the Original Agreement as follows:
1.Defined Terms.
All defined terms used in this Amendment which are not otherwise defined shall have the meanings ascribed to them in the Original Agreement.
2.Amendments to the Original Agreement.
(a)Notwithstanding anything to the contrary contained in the Original Agreement:
i.Promptly upon execution of this Amendment, Adam Weitzman (“Weitzman”) shall deliver to the Company an executed irrevocable resignation letter, in the form attached hereto as Exhibit B, pursuant to which Weitzman shall resign (i) from his position on the Board, and (ii) as a member of all applicable committees thereof on which he currently serves;

ii.Any and all provisions of the Original Agreement relating to the required size of the Company’s board of directors and/or board committees and the engagement of Torque Point, including, without limitation, Section 1(c) and Section 1(e)(iv) of the Original Agreement, are null and void and are of no further force and effect;
iii.The Investor shall no longer have the right to designate an Investor Affiliated Director or have any right to appoint an Investor Replacement Director, and Sections 1(a) and 1(f) of the Original Agreement are null and void and are of no further force and effect. Sections 1(b), 1(d) and 1(e) of the Original Agreement shall also be deemed null and void and are of no further force and effect;
iv.The Company shall (i) refrain from amending the indemnity in favor of Weitzman to the same extent as all other former non-management directors of the Company and (ii) provide the UK tax services to Weitzman that it provides to other directors of the Company;
v.Section 2 of the Original Agreement is hereby amended and restated in its entirety as Exhibit C to this Amendment; and
vi.Except as provided otherwise in this Amendment (including the exhibits to this Amendment), all restrictions relating to the timing of when the Investor may trade in the Ordinary Shares set forth in the Original Agreement and all restrictions relating to the timing of when the Investor may trade in the equity or debt securities of the Company or any of its subsidiaries set forth in that certain confidentiality agreement entered into by the Parties on January 24, 2020 (the “NDA”), are terminated and of no further force or effect.
(b)Except as otherwise provided in this Amendment (including the exhibits to this Amendment), all of the terms of the Original Agreement and the NDA will remain in full force and effect following the execution of this Amendment.
(c)The Investor agrees that it will not advocate for, publicly comment about and/or join any group or committee of equity holders of the Company in connection with the Chapter 11 Cases.
(d)The Investor covenants and agrees that, as to the Company bonds it currently owns and as to any additional bonds in acquires, it will support the RSA and, in furtherance thereof, prior to purchasing any Credits (as defined in Exhibit C to this Amendment), will enter into the RSA Joinder. Investor’s current ownership of Credits of the Company is set forth on Schedule 2(d) to this Amendment.
3.SEC Filings; Public Announcement
Within two (2) business days following the execution of this Amendment, the Company and Investor will coordinate simultaneous filings on Form 8-K, in the case of the Company, and Schedule 13D/A in the case of the Investor, which shall disclose this Amendment. The

Company acknowledges that Investor may disclose and file this Amendment (a) on a Schedule 13D/A and (b) as otherwise legally required, such as pursuant to the U.S. securities laws. Investor acknowledges and agrees that the Company may disclose and file this Amendment on a Current Report on Form 8-K as well as in other public filings and reports as it deems necessary.
4.Representations, Warranties and Covenants of the Company and Investor.
Each of the Company and the Investor represents and warrants to each other that (a) each party has the corporate power and authority to execute this Amendment and to bind it thereto, (b) this Amendment has been duly and validly authorized, executed and delivered, constitutes a valid and binding obligation and agreement, and is enforceable against it in accordance with its terms and (c) the execution, delivery and performance of this Amendment by each party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such party is a party or by which it is bound.
The Company further represents and warrants that the Bankruptcy Court does not need to approve this Amendment.
Notwithstanding the foregoing, if approval by a court is ultimately required in order to enforce any of the terms or provisions of this Amendment, the Company shall use commercially reasonable efforts to obtain such approval. The Company agrees that it shall not, after the execution of this Amendment, petition any court or otherwise seek to amend, void, or otherwise circumvent the terms of this Amendment.
5.Conflicts.
In the case of any conflicts between the terms of this Amendment and the terms of the Original Agreement, the terms of this Amendment shall control.
6.Expenses.
Each of the Company and Investor shall be responsible for the payment of their own expenses incurred in connection with the negotiation and execution of this Amendment.
7.Severability.
If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
8.Notices.
Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Amendment must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company	Valaris plc 110 Cannon Street London, EC4N 6EU, United Kingdom Attention: Michael T. McGuinty Email: michael.mcguinty@valaris.com
With a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Richard J. Grossman
Email: Richard.Grossman@skadden.com

and

Slaughter and May
One Bunhill Row
London, EC1Y 8YY
United Kingdom
Attention: Hywel Davies and Christian Boney
Email: hywel.davies@slaughterandmay.com
      christian.boney@slaughterandmay.com

If to Investor:	Luminus Management, LLC 1700 Broadway, 26th Floor New York, NY 10019 Attention: Shawn Singh Email: ssingh@luminusmgmt.com
With a copy (which shall not constitute notice) to:	Proskauer Rose LLP Eleven Times Square New York, New York 10036 Attention: Robert Leonard and Frank Zarb Email: rleonard@proskauer.com fzarb@proskauer.com

9.Governing Law; Jurisdiction.
This Amendment is to be governed by the laws of England and Wales. Any matter, claim or dispute arising out of or in connection with this Amendment, whether contractual or non-contractual, is to be governed by and determined in accordance with such law. The courts of England and Wales are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Amendment. Any proceeding, suit or action arising out of or associated with this Amendment or the negotiation, existence, validity or enforceability of this Amendment, whether contractual or non-contractual (“Proceedings”) shall be brought only in the courts of England and Wales. Each Party waives (and agrees not to raise)

any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England and Wales. Each Party also agrees that a judgment against it in Proceedings brought in England and Wales shall be conclusive and binding upon it and may be enforced in any other jurisdiction. Each Party irrevocably submits and agrees to submit to the exclusive jurisdiction of the courts of England and Wales.
10.Counterparts.
This Amendment may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Amendment have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).
11.Entire Agreement; Amendment and Waiver; Successors and Assigns.
This Amendment, together with the Original Agreement as amended pursuant hereto, contains the entire understanding of the Parties with respect to subject matter thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and therein. No modifications of this Amendment can be made except in writing signed by an authorized representative of each of the Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Amendment shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Amendment or any rights or obligations hereunder without, with respect to Investor, the prior written consent of the Company, and with respect to the Company, the prior written consent of Investor. This Amendment is solely for the benefit of the Parties and is not enforceable by any other persons or entities.
12.No Third Party Beneficiary.
No one other than a party to this Amendment, their successors and permitted assignees, shall have any right to enforce any of its provisions.
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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
VALARIS PLC

By: /s/ Michael T. McGuinty_________________
Name: Michael T. McGuinty
Title: Senior Vice President – General Counsel & Secretary
LUMINUS MANAGEMENT, LLC

By: /s/ Shawn R. Singh____________________
Name: Shawn R. Singh
Title: General Counsel/CCO

[Signature Page to First Amendment to Cooperation and Support Agreement]

EXHIBIT A
RSA Joinder
Provision for Joinder Agreement
        The undersigned (“Joinder Agreement”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________, 2020 (the “Agreement”),1 by and among Valaris plc and its affiliates and subsidiaries bound thereto and the Consenting Noteholders, and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

        The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof.

Date Executed:

______________________________________
Name:
Title:
Address:
E-mail address(es):
principal amount of beneficially owned Valaris Bonds: $_____________
principal amount of beneficially owned Legacy Rowan Bonds: $_____________
principal amount of beneficially owned Jersey Bonds: $_____________
principal amount of beneficially owned Pride Bonds: $_____________
principal amount of beneficially owned Ensco International Bonds: $_____________
Credit Facility Claims: $_____________
Equity Interests in VAL: $_____________

1  Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.
1928815-NYCSR03A - MSW

EXHIBIT B
Form of Resignation Letter

VALARIS PLC
DIRECTOR RESIGNATION LETTER

August [ ], 2020

Board of Directors
Valaris plc
110 Cannon Street
London, EC4N 6EU, United Kingdom
Attention: The Board of Directors of Valaris plc

Dear Ladies and Gentlemen:

In accordance with the amendment (the “Amendment”), dated as of August 28, 2020, to that certain Cooperation and Support Agreement, dated as of January 24, 2020, by and between Valaris plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and Luminus Management, LLC, a limited liability company organized under the laws of Delaware, I hereby irrevocably tender my resignation as a director on the Board of Directors (the “Board”) of the Company, and any applicable committee or subcommittee of the Board, effective immediately upon the execution of the Amendment.

This resignation letter may not be withdrawn by me at any time.

[Remainder of page intentionally left blank.]

Sincerely,

___________________
Adam Weitzman

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EXHIBIT C
Standstill Provisions
2.Standstill Provisions.
(a) The standstill period (the “Standstill Period”) begins on the date of the Original Agreement and shall extend until the Termination Date. Investor agrees that during the Standstill Period, neither Investor nor any of its Affiliates under its control or direction will, and Investor will cause each of its Affiliates under its control not to, directly or indirectly, in any manner, alone or in concert with others, without prior consent, invitation, approval, or authorization of the Board or except as otherwise provided for in the Original Agreement, as modified by this Amendment (the “Amended Agreement”):
(i)  acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any securities of the Company or any of its subsidiaries (including, without limitation, Ordinary Shares and debt securities) or any securities convertible or exchangeable into or exercisable for Ordinary Shares, or rights or options to acquire any Ordinary Shares of the Company, provided, that notwithstanding anything to the contrary contained in this Amended Agreement (including the Exhibits hereto), Investor and its Affiliates may acquire beneficial ownership or economic exposure in the aggregate not exceeding twenty percent (20%) of the Company’s outstanding Ordinary Shares, subject to applicable law and any order issued by the Bankruptcy Court designed to preserve the Company’s net operating losses; provided, further, that notwithstanding anything to the contrary contained in the Amended Agreement (including the Exhibits hereto), Investor shall be entitled to acquire, hold and dispose of Credits of the Company (provided that the Investor shall notify the Company reasonably promptly after its first acquisition or purchase of Credits following the execution of the Amendment and, that the Company shall have the additional one-time right to be exercised during the 5-day period prior to a scheduled vote for any or all of the Credits to ask Investor to disclose its holding of Credits; for the avoidance of doubt, the Company will only be permitted to utilize the right on one additional occasion); provided, however, that at no time will Investor own more than ten percent (10%) of the face amount of the outstanding Credits of the Company (the term “Credits” shall mean all debt, debt securities, loans, term loans, debt facilities, financings and other agreements for borrowed money, including, without limitation, direct ownership, holder of, participation in or otherwise having exposure through derivative instruments);
(ii) engage in a “solicitation” of “proxies” (as such terms are defined under the Exchange Act), votes or written consents of shareholders pursuant to Section 14(a) of the Exchange Act with respect to, or from the holders of, the Ordinary Shares of the Company (including a “withhold” or similar campaign), for any purpose, including, without limitation, the election or appointment of individuals to the Board or to approve or vote in favor or against shareholder proposals, resolutions or motions, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any contested “solicitation” of proxies, votes or written consents with respect to, or from the holders of, Ordinary Shares for any purpose, including, without limitation, the election or appointment of directors with respect to the Company (as such terms are defined under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of the nominees of the Board at any shareholder meeting or voting its shares at any such meeting in its sole discretion, or providing such encouragement, advice or influence that is consistent with either the Board’s or Company management’s recommendation in connection with such director nominees or other proposals, resolutions or motions, pursuant to the Amended Agreement or otherwise);
(iii)  present at any annual general meeting or any general meeting of the Company’s shareholders or through action by written consent any proposal, resolution or motion for consideration for action by shareholders, requisition any general meeting of the Company, require the Company to circulate to shareholders of the Company any statement, require the Company to give notice of any proposal, resolution or motion at any annual general meeting of the Company

(iv) publicly seek any additional representation on the Board, seek the removal of any member of the Board or encourage any person to submit nominees in furtherance of a contested election;
(v) grant any proxy, consent or other authority to vote Ordinary Shares with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual general meeting or general meeting of shareholders or to Investor’s Affiliates, who are subject to the restrictions set forth in this Section 2) inconsistent with the terms of the Amended Agreement or deposit any Ordinary Shares of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual or general meeting or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts, swap agreements and the like, and any arrangements solely among members of the Investor);
(vi) except as specifically contemplated in the Amended Agreement (including, without limitation, the provisions set forth in Sections 2(a)(i), 2(a)(xi) and 2(d) of the Amended Agreement) and in connection with any efforts by Investor to work with other security holders and interested parties to reach a comprehensive restructuring in the Chapter 11 Cases consistent with the RSA, make any public disclosure, announcement, statement, proposal, plan or request with respect to: (A) the Company or controlling, changing or influencing the Board or management of the Company, (B) the capitalization, stock repurchase programs and practices, capital allocation or liability management programs and practices or dividend policy of the Company, (C) the Company’s management, business, corporate or governance structure or securities, assets, businesses or strategy, (D) any waiver, amendment or modification to the Company’s Memorandum of Association or Articles of Association, (E) causing a class of securities of the Company to be delisted from or cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(vii) make any public disclosure, announcement, plan or request inconsistent with the Amended Agreement;
(viii) exercise any right conferred by English law or any federal or state law of the United States (“US law”) to: inspect or request a copy of the Company’s register of shareholders; inspect or request a copy of the Company’s register of interests disclosed; propose an amendment to any ordinary resolution of the Company; bring or continue any derivative claim (either as defined in section 260 of the UK Companies Act 2006 or otherwise under US law) concerning any director or former director of the Company or petition any UK court pursuant to Part 30 of the UK Companies Act 2006 or any US court pursuant to US law in respect of the Company; require the Company to publish on a website any statement relating to audit concerns; require independent scrutiny of any vote conducted by way of a poll at any general meeting of the Company; apply for the appointment of an inspector to investigate the affairs or membership of the Company; or require the Company to exercise its powers under section 793 of the UK Companies Act 2006;
(ix) form, join or act in concert with any partnership, limited partnership, syndicate or other person or group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Ordinary Shares of the Company, other than solely with Affiliates (that are not portfolio companies) of Investor with respect to the securities of the Company now or hereafter owned by them;
(x) make any public request or submit any proposal to amend or waive the terms of the Amended Agreement, or take any action which would reasonably be expected to require a public announcement of such request or proposal;
(xi) be a lender under, or holder of a participation interest in, or otherwise provide financing under any credit, term loan or debt facility or agreement of the Company or any of its subsidiaries;
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provided, however, that notwithstanding anything to the contrary contained in this Amended Agreement (including the Exhibits hereto), Investor shall be entitled to acquire, hold and dispose of Credits of the Company; provided, further, that at no time will Investor own more than ten percent (10%) of the face amount of the outstanding Credits of the Company; or
(xii) except as specifically contemplated in the Amended Agreement (including, without limitation, the provisions set forth in Sections 2(a)(i), 2(a)(xi) and 2(d) of the Amended Agreement), enter into any agreements or understandings (whether written or oral) with any third party to take any action with respect to any of the foregoing, or advise, facilitate, knowingly assist, finance, knowingly encourage or seek to persuade any third party to take any action Investor is prohibited from taking pursuant to this Section 2.
(b)  The restrictions in this Section 2 shall not prevent Investor or any of its Affiliates from making any factual statement as required by, in response to, or compliance with a subpoena, legal requirement, or applicable legal process or a request by a governmental or regulatory authority with competent jurisdiction over the party from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by Investor). In addition, this Section 2 will not limit Investor’s private communications or discussions with the Investor’s advisors that would not reasonably be expected to require the Company or Investor to make public disclosure (of any kind) with respect thereto.
(c)  Subject to complying with its obligations under Sections 2(a), 11 and 12 hereof, Investor may engage in any private discussions with the Company’s senior management or any member of the Board so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any such party.
(d) Notwithstanding the limitations set forth in clauses (ii), (v), (vi), (ix) and (xii) of this Section 2, the Parties acknowledge that in connection with the Chapter 11 Cases, related matters (including but not limited to insolvency proceedings in any other jurisdiction) and the Investor’s ownership of Credits, the Investor has the right to communicate with other holders/owners of Credits, and form, join together with and act in concert with one or more other holders/owners and/or join a group of holders/owners of Credits, privately advocate for any position, make any private disclosure, announcement, statement, proposal, plan and/or request, in accordance with the terms of the Amended Agreement (provided that in any such private advocacy, disclosure, announcement, statement, proposal, plan and/or request the Investor does not directly or indirectly make its views or positions public or otherwise encourage that its views or positions become a matter of public disclosure). Except for filing any amendments to its Form 13D and filings under Section 16, and in any other filings or public statements that may be legally required in the future, and participating in the bankruptcy proceeding (e.g., through filings and oral arguments), the Investor agrees that, unless otherwise required in accordance with the provisions of the Bankruptcy Code, it shall not make or cause to be made any public announcement or statement with respect to the subject of this Amendment or the Original Agreement.
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